Exhibit 10.13

COOPER-STANDARD AUTOMOTIVE INC.

LONG-TERM INCENTIVE PLAN

ARTICLE 1.

PURPOSE AND DURATION

Section 1.1. Purpose. This Cooper-Standard Automotive Inc. Long-Term Incentive Plan is intended to motivate key employees of the Company and its Affiliates who have the prime responsibility for the operations of the Company and its Affiliates to achieve performance objectives, measured on a long-term basis, that are aligned with the Company’s strategic goals and which are intended to result in increased value to the shareholders of the Company. Awards granted under Section 11 of the Cooper-Standard Holdings Inc. 2011 Omnibus Incentive Plan will be subject to the terms of this Plan in addition to the terms of the Omnibus Incentive Plan, although in the event of any discrepancy between the terms of this Plan and the terms of the Omnibus Incentive Plan, the terms of the Omnibus Incentive Plan shall control. Capitalized terms not otherwise defined herein shall have the same meanings as in the Omnibus Incentive Plan.

Section 1.2. Duration. The Plan is effective for performance periods beginning as of January 1, 2011, and will remain in effect until terminated pursuant to Article 9.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Section 2.1. Definitions. Wherever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a) “Administrator” means, with respect to Executive Officers, the Committee, and with respect to all other Executives, the Chief Executive Officer of the Company.

(b) “Affiliate” means, with respect to an entity, any entity directly or indirectly controlling, controlled by, or under common control with, such first entity.

(c) “Base Salary” of a Participant means the annual rate of base pay in effect for such Participant as of the last day of the Performance Period, or such other date as the Administrator specifies.

(d) “Board” means the Board of Directors of the Company.

(e) “Company” means Cooper-Standard Automotive Inc., and any successor thereto as provided in Article 12.

(f) “Committee” means the Compensation Committee of the Board.

(g) “Covered Employee” has the meaning given in Code Section 162(m).

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a particular provision of the Exchange Act shall be deemed to include any successor provision thereto.

(i) “Executive” means an employee of the Company duly appointed by the Board as an authorized signatory of the Company for all purposes.

(j) “Executive Officer” means an employee of the Company who is an “officer” within the meaning of Rule 16a-1(f) promulgated under the Exchange Act or, if at any time the Company does not have a class of securities registered pursuant to Section 12 of the Exchange Act, an employee of the Company who would be deemed an “officer” within the meaning of Rule 16a-1(f) if the Company had a class of securities so registered, as determined by the Board in its discretion.

(k) “Inimical Conduct” means any act or omission that is inimical to the best interests of the Company or any Affiliate, as determined by the Administrator, including but not limited to: (1) violation of any employment, noncompete, confidentiality or other agreement in effect with the Company or any Affiliate, (2) taking any steps or doing anything which would damage or negatively reflect on the reputation of the Company or an Affiliate, or (3) failure to comply with applicable laws relating to trade secrets, confidential information or unfair competition.

(l) “Participant” means an Executive Officer or Executive who has been granted a Performance Award by the Administrator.

(m) “Performance Award” means an opportunity granted to a Participant to receive a cash payment based in whole or part on the extent to which one or more Performance Goals for one or more Performance Measures are achieved for the Performance Period, subject to the conditions described in the Plan and that the Administrator otherwise imposes.

(n) “Performance Measures” means the category of categories of performance that must be achieved as determined by the Administrator at the time of grant of a Performance Award. Performance Measures may be measured (1) for the Company on a consolidated basis, (2) for any one or more Affiliates or divisions of the Company and/or (3) for any other business unit or units of the Company or an Affiliate as defined by the Administrator at the time of selection. In addition, the Administrator may prescribe subjective Performance Measures or Performance Measures based on the Participant’s most recent employment evaluation as a condition to receiving all or any portion of an award payment.

(o) “Performance Goal” means the level(s) of performance for a Performance Measure that must be attained in order for a payment to be made under a Performance Award, and/or for the amount of payment to be determined based on the Performance Scale. With respect to Performance Awards granted pursuant to Section 11 of the Omnibus Incentive Plan, the Performance Goals must comply with the terms of the Omnibus Incentive Plan.

(p) “Performance Period” means a period of one or more fiscal years of the Company or an Affiliate, as selected by the Administrator.

(q) “Performance Scale” means, with respect to a Performance Measure, a scale from which the level of achievement may be calculated for any given level of actual performance for such Performance Measure. The Performance Scale may be a linear function, a step function, a combination of the two, or any other manner of measurement as determined by the Administrator.

(r) “Omnibus Incentive Plan” means the Cooper-Standard Holdings Inc. 2011 Omnibus Incentive Plan, as from time amended and in effect.

(s) “Plan” means the arrangement described herein, as from time amended and in effect.

(t) “Retirement” means termination of employment with the Company and its Affiliates (without Cause) on or after (1) attainment of age 65 or (2) attainment of age 60 with five (5) Years of Service.

(u) “Years of Service” means the employee’s total years of employment with the Company and any Affiliate, including years of employment with an entity that is acquired by the Company prior to such acquisition.

Section 2.2. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein includes the feminine, the plural includes the singular, and the singular the plural.

ARTICLE 3.

ELIGIBILITY

Section 3.1. Eligibility. All Executives shall be eligible to participate in the Plan upon being appointed an Executive and shall remain eligible hereunder for so long as such individual remains in an Executive position.

Section 3.2. New Hires; Transfers In, Out and Between Eligible Positions.

(a) Notwithstanding Section 3.1, for a key employee who is appointed or promoted into a position that is eligible for a Performance Award, the Administrator may (1) select such key employee as a Participant at any time during the course of a Performance Period, (2) take action as a result of which there is an additional Performance Award made to a key employee who, as to a Performance Period that is in progress, is already a Participant and as to whom a Performance Award is already in effect where the additional Performance Award relates to the same Performance Period, or (3) change the Performance Goals, Performance Measures, Performance Scale or potential award amount under a Performance Award that is already in effect; provided that the discretion described in clause (3) shall not be exercisable with respect to any Participant who is a Covered Employee unless the exercise of such discretion results in a reduction in the amount that would have otherwise been payable to such individual. In such event, the Administrator may, but is not required to, prorate the amount that would otherwise be payable under such Performance Award if the Participant had been employed during the entire Performance Period to reflect the period of actual employment during the Performance Period.

(b) If a Participant is demoted during a Performance Period, the Administrator may decrease the potential award amount of any Performance Award, or revise the Performance Goals, Performance Measures or Performance Scale, as determined by the Administrator to reflect the demotion.

(c) If a Participant is transferred from employment by the Company to the employment of an Affiliate, or vice versa, the Administrator may revise the Participant’s Performance Award to reflect the transfer, including but not limited to, changing the potential award amount, Performance Measures, Performance Goals and Performance Scale; provided that the discretion described in this subsection (c) shall not be exercisable with respect to any Participant who is a Covered Employee unless the exercise of such discretion results in a reduction in the amount that would have otherwise payable to such individual.

Section 3.3. Termination of Employment.

(a) Except as otherwise provided under the terms of an employment or severance agreement between a Participant and the Company, or under the Company’s Change of Control and Severance Pay Plan or the Company’s Executive Severance Pay Plan, no Participant shall earn an incentive award for a Performance Period unless the Participant is employed by the Company or an Affiliate (or is on an approved leave of absence) on the last day of such Performance Period, unless employment was terminated during the period as a result of Retirement, Disability or death at a time when the Participant could not have been terminated for Cause, or unless payment is approved by the Administrator after considering the cause of termination.

(b) If a Participant’s employment is terminated as a result of death, Disability or Retirement, at a time when the Participant could not have been terminated for Cause, then unless the Administrator decides to provide a greater amount, the Participant (or the Participant’s estate in the event of his death) shall be entitled to receive an amount equal to the product of (x) the amount calculated under Section 5.1, but only with respect to awards which are in the final year of their Performance Period, by (y) a fraction, the numerator of which is the number of the Participant’s days of employment during the Performance Period for such award and the denominator of which is the number of days in the Performance Period for such award. Payment shall be made within 2 1/2 months following the end of the year in which such the Participant’s termination of employment occurs.

ARTICLE 4.

CONTINGENT PERFORMANCE AWARDS

At the time of grant of a Performance Award, the Administrator shall determine for each award the Performance Measure(s), the Performance Goal(s) for each Performance Measure, the Performance Scale (which may vary for different Performance Measures), and the amount payable to the Participant if and to the extent the Performance Goals are met (as measured from the Performance Scale). The amount payable to a Participant may be designated as a flat dollar amount or as a percentage of the Participant’s Base Salary, or may be determined by any other means as the Administrator may specify at the time the Performance Award is granted. The amount payable to any Participant to whom a Performance Award is granted under Section 11 of the Omnibus Incentive Plan shall be subject to the dollar limit imposed under such plan.

ARTICLE 5.

PAYMENT

Section 5.1. Evaluating Performance and Computing Awards.

(a) As soon as practicable following the close of a Performance Period, the Administrator shall determine whether and to what extent the Performance Goals and other material terms of the Performance Award issued for such period were satisfied, and shall determine whether any discretionary adjustments under Subsection (b) shall be made. Based on such certification, the Administrator (or its delegee) shall determine the award amount payable to a Participant under the Performance Award for that Performance Period.

(b) The Administrator may adjust each Participant’s potential award amount under any Performance Award, based upon overall individual performance and attainment of goals up to a maximum of plus fifty percent (+50%) or down to a maximum of minus twenty percent (-20%); provided that with respect to any Participant who is a Covered Employee, the Administrator shall only be allowed to approve a downward adjustment.

Section 5.2. Timing and Form of Payment. When the payment due to the Participant has been determined, payment shall be made in a cash lump sum in the calendar year immediately following the close of the Performance Period, typically as soon as practicable after the Administrator has certified the extent to which the Performance Goals have been achieved.

Section 5.3. Inimical Conduct. Notwithstanding the foregoing, after the end of the Performance Period for which the payment has accrued, but before payment is made, if the Participant engages in Inimical Conduct, or if the Company determines after a Participant’s termination of employment that the Participant could have been terminated for Cause, then the Performance Award shall be automatically cancelled and no payment or deferral shall be made. The Administrator may suspend payment (without liability for interest thereon) pending the Administrator’s determination of whether the Participant was or should have been terminated for Cause or whether the Participant has engaged in Inimical Conduct.

ARTICLE 6.

ADJUSTMENTS

In the event of any change in the outstanding shares of Company Common Stock by reason of any stock dividend or split, recapitalization, reclassification, merger, consolidation or exchange of shares or other similar corporate change, then if the Administrator shall determine that such change necessarily or equitably requires an adjustment in the Performance Goals established under a Performance Award, such adjustments shall be made by the Administrator and shall be conclusive and binding for all purposes of this Plan. No adjustment shall be made in connection with the issuance by the Company of any warrants, rights, or options to acquire additional shares of Common Stock or of securities convertible into Common Stock; and no such adjustment shall be permitted with respect to any Participant who is a Covered Employee to the extent such adjustment would cause the Participant’s Performance Award to cease to be qualified performance-based compensation within the meaning of Code Section 162(m).

ARTICLE 7.

RIGHTS OF PARTICIPANTS

Section 7.1. No Funding. No Participant shall have any interest in any fund or in any specific asset or assets of the Company or any Affiliate by reason of any Performance Award under the Plan. It is intended that the Company has merely a contractual obligation to make payments when due hereunder and it is not intended that the Company or any Affiliate hold any funds in reserve or trust to secure payments hereunder.

Section 7.2. No Transfer. No Participant may assign, pledge, or encumber his or her interest under the Plan, or any part thereof.

Section 7.3. No Implied Rights; Employment. Nothing contained in this Plan shall be construed to:

(a) Give any employee or Participant any right to receive any award other than in the sole discretion of the Administrator;

(b) Limit in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time; or

(c) Be evidence of any agreement or understanding, express or implied, that a Participant will be retained in any particular position or at any particular rate of remuneration.

ARTICLE 8.

ADMINISTRATION

Section 8.1. General. The Plan shall be administered by the Administrator.

Section 8.2. Authority. In addition to the authority specifically provided herein, the Administrator shall have full power and discretionary authority to: (a) administer the Plan, including but not limited to the power and authority to construe and interpret the Plan; (b) correct errors, supply omissions or reconcile inconsistencies in the terms of the Plan or any Performance Award; (c) establish, amend or waive rules and regulations, and appoint such agents, as it deems appropriate for the Plan’s administration; and (d) make any other determinations, including factual determinations, and take any other action as it determines is necessary or desirable for the Plan’s administration.

Section 8.3. Decision Binding. The Administrator’s determinations and decisions made pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive and binding on all persons who have an interest in the Plan or an award, and such determinations and decisions shall not be reviewable.

ARTICLE 9.

AMENDMENT AND TERMINATION

Section 9.1. Amendment. The Committee may modify or amend, in whole or in part, any or all of the provisions of the Plan or any Performance Award, and may suspend the Plan at any time; provided, however, that no such modification, amendment, or suspension may, without the consent of the Participant or his legal representative in the case of his death, adversely affect the amount of any payment due under the Plan with respect to any Performance Award in effect prior to the date of such modification, amendment or suspension.

Section 9.2. Termination. The Committee may terminate the Plan at any time; provided, however, that no such termination may, without the consent of the Participant or his legal representative in the case of his death, adversely affect the amount of any payment due under the Plan with respect to any Performance Award in effect prior to the date of such termination.

ARTICLE 10.

TAX WITHHOLDING

The Company shall have the right to deduct from all cash payments made hereunder (or from any other payments due a Participant) any foreign, federal, state, or local taxes required by law to be withheld with respect to such cash payments.

ARTICLE 11.

OFFSET

The Company shall have the right to offset from any amount payable hereunder any amount that the Participant owes to the Company or any Affiliate without the consent of the Participant (or his estate, in the event of the Participant’s death).

ARTICLE 12.

SUCCESSORS

All obligations of the Company under the Plan with respect to Performance Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company. The Plan shall be binding upon and inure to the benefit of the Participants and their heirs, executors, administrators and legal representatives.

ARTICLE 13.

DISPUTE RESOLUTION

Unless prohibited by law, any legal action or proceeding with respect to this Plan or any Performance Award, or for recognition and enforcement of any judgment in respect to this Plan or any Performance Award, may only be heard in a “bench” trial, and any party to such action or proceeding shall agree to waive its right to a jury trial. Any legal action or proceeding with respect to this Plan or any Performance Award must be brought within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.